Exhibit 10.50

LOAN AGREEMENT

Loan Agreement dated this 18th day of December, 2020, by and between SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), and Hong Ye Hong Kong Shareholding Co., Limited, a Hong Kong corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, SolarMax is a party to the Agreement and Plan of Merger dated October 27, 2020 among Alberton Acquisition Corporation, a British Virgin Islands corporation (“Alberton”), Alberton Merger Subsidiary, Inc., a Nevada corporation (“Merger Sub”), and SolarMax, which agreement, as amended is referred to as the “Merger Agreement,” pursuant to which Merger Sub is to be merged with and into SolarMax and SolarMax is to become a wholly-owned subsidiary of Alberton; and

WHEREAS, Alberton requires funds to enable it to pay accrued expenses relating to the Merger, as defined in the Merger Agreement; and

WHEREAS, Borrower requires funds from SolarMax in order to provide Alberton with funds to pay such expenses; and

WHEREAS, Borrower is the sponsor of Alberton and it is in Borrower’s best interest that the Merger be completed; and

WHEREAS, SolarMax is willing to lend funds to Borrower to enable Borrower to provide funds to Alberton on the terms set forth in this Agreement;

WHEREFORE, the parties do hereby agree as follows:

1. SolarMax hereby agrees to lend to Borrower the sum of $91,854.00 (the “Loan”), for which the Borrower will issue to SolarMax its non-interest bearing promissory note (the “Note”) in the form of Exhibit A to this Agreement. SolarMax shall make the Loan to the Borrower upon receipt of this Agreement and the Note executed by the Borrower, by wire transfer to the Alberton creditors listed in Exhibit B to this Agreement. Such payments shall for all purposes be treated as payments to the Borrower and Borrower shall be deemed to have received the loan proceeds.

2. The sole purpose of the Loan is to provide the Borrower with funds to advance to Alberton in order to enable Alberton to comply with its obligations under the Merger Agreement. The proceeds of the Loan shall be treated as a contribution to capital of Alberton by Borrower. Borrower is the sponsor of Alberton and benefits from the consummation of the Merger.

3. If the Merger is completed pursuant to the Merger Agreement, at the Closing, as defined in the Merger Agreement, Borrower shall deliver to SolarMax in full satisfaction of Borrower’s obligation to pay the principal of the Note, such number of Albertson ordinary shares (or shares of common stock following the Redomestication, as defined in the Merger Agreement, in either case, the “Shares”), determined by dividing the principal amount of this Note, and interest if any, by the Redemption Price, as defined in the Merger Agreement, rounding any fractional shares to the next higher integral number of shares. In the event that the principal of the Note becomes due other than as provided in the Note, the Note shall be paid as provided in the Note.

4. The Borrower represents and warrants to the Lenders and the Agent as follows:

(a) The Borrower is a corporation organized, validly existing and in good standing under the laws of the Hong Kong, has all requisite power and authority to own and operate its properties and assets and to carry on its business as presently and proposed to be conducted.

(b) This Agreement and the Note have been authorized by the directors and, to the extent necessary, the shareholders of the Borrower and, when executed by the Borrower and, in the case of this Agreement, by SolarMax, will constitute the valid and binding agreements of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies and except that remedies that the grant equitable relief are in the discretion of the court.

(c) The execution, delivery and performance by the Borrower of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the passage of time or giving of notice, result in any such material violation or default or result in the creation of any material lien, charge or encumbrance upon any asses of the Borrower or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Borrower, its business or operations, or any of its assets or properties.

(d) The Shares are owned by the Borrower free and clear of all liens, encumbrances, security interest, options, rights of first refusal, and no person, other than the Borrower, has any right, title and interest in and to the Shares. The Borrower has never granted any person any security interest, right of first refusal or other interest in and to any ordinary shares (“Ordinary Shares”) of Alberton. The Borrower owns sufficient Ordinary Shares to enable the Borrower to deliver the Shares to SolarMax pursuant to this Agreement and the Note and to satisfy any other obligations which the Borrower has or may have to deliver any Ordinary Shares which the Borrower is or may be required to deliver either pursuant to the Merger Agreement or pursuant to agreements with other persons.

(e) In the event that, for any reason, in violation of the Borrower’s representation set forth in Section 4(d) of this Agreement, the Borrower does not have sufficient Ordinary Shares to enable it to deliver the Shares to SolarMax pursuant to this Agreement, the Borrower shall purchase in the open market or in a private transaction, in a manner consistent with United States federal and state securities laws, such number of Ordinary Shares as may be necessary for the Borrower to comply with its obligations under this Agreement and the Note.

(f) There is no action, suit, proceeding or investigation pending or, to the Borrower’s knowledge, threatened against the Borrower that questions the validity of this Agreement or the Note or the right of the Borrower to enter into this Agreement, to issue the Note or to consummate the transactions contemplated hereby or the right of the Borrower to deliver the Shares to SolarMax as provided in this Agreement and the Note.

(g) The Borrower is in compliance, in all material respects, with all laws applicable to its business.

(h) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Borrower. The Borrower shall indemnify the Lenders and the Agent and hold them harmless from and against any manner of loss, liability, damage or expense, including fees and expenses of counsel, resulting from a breach of the Borrower’s warranty contained in this Section 4(h)

5. (a) This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof, superseding any and all prior or contemporaneous oral and prior written agreements, understandings, term sheets and letters of intent. This Agreement may not be modified or amended nor may any right be waived except by a writing which expressly refers to this Agreement, states that it is a modification, amendment or waiver and is signed by all parties with respect to a modification or amendment or the party granting the waiver with respect to a waiver. No course of conduct or dealing and no trade custom or usage shall modify any provisions of this Agreement.

6. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable overnight courier service that provides with evidence of delivery with charges prepaid, or (iv) transmitted by hand delivery, e-mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery at the address designated below or by email to the email listed below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the date of delivery or attempted delivery by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications are set forth on the signature page of this Agreement.

7. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal or state courts located in the County of Riverdale in the State of California. The Maker hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties hereby irrevocably waive personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery service (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party prevails on substantially all issues in dispute, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

8. THE PARTIES WAIVE THE RIGHT TO A TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW. EACH PARTY REPRESNETS AND WARRANTS THAT SUCH PARTY HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

11. Words importing the singular number only shall include the plural and vice versa, words importing the masculine, feminine or neuter gender shall include the other genders.

12. Each party shall pay its own expenses in connection with this Agreement

13. If less than a complete copy of this Agreement is delivered, the other party and its advisors (including legal counsel) are entitled to assume that such party accepts and agrees, and the each party shall be deemed to have accepted and agreed, to all of the terms and conditions of the pages not delivered unaltered.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first aforesaid.

Address and Email	Signature

Hong Ye Hong Kong Shareholding Co., Limited	Hong Ye Hong Kong Shareholding Co., Limited
Room 1001, 10/F, Capital Center
151 Gloucester Road
Wanchai, Hong Kong	By:	/s/ Guan Wang
Attention: Guan Wang, Director		Guan Wang, Director
Email: 13823785366@163.com

SolarMax Technology, Inc.	SolarMax Technology, Inc.
3080 12th Street
Riverside, CA 92507
Attention: David Hsu, Chief Executive Officer	By:	/s/ David Hsu
Email: DavidH@solarmaxtech.com		David Hsu, CEO

[Signature page to Hong Ye Hong Kong Shareholding Co., Limited Loan Agreement
dated December 18, 2020]

Exhibit A

PROMISSORY NOTE

Principal Amount: US$91,854.00

Dated: December 18, 2020

FOR VALUE RECEIVED, Hong Ye Hong Kong Shareholding Co., Limited, a Hong Kong corporation (the “Maker”) promises to pay to the order of SolarMax Technology, Inc., a Nevada corporation (“SolarMax”), the principal sum of ninety one thousand eight hundred fifty four and 00/100 dollars (US$91,854.00), on the terms and conditions described below. This note (this “Note”) is issued pursuant to an agreement (the “Loan Agreement”) dated December 18, 2020 be and between the Maker and SolarMax. Maker is a sponsor of Alberton Acquisition Corporation, a British Virgin Islands corporation (“Alberton”), and the loan is being made by SolarMax to Maker in order to enable Maker to provide funds to Alberton to pay expenses incurred by Alberton in connection with the Agreement and Plan of Merger dated October 27, 2020 among Alberton, Alberton Merger Subsidiary, Inc. and SolarMax, as amended (the “Merger Agreement”).

1. Payment of Principal. The principal balance of this Note shall be payable by the Maker to SolarMax upon the first to occur of (i) the Closing Date, as defined in the Merger Agreement, or (ii) the date on which, pursuant to the organization documents of Alberton, Alberton must complete a Business Combination, which date is presently April 26, 2021, or (iii) the date on which the Merger Agreement is terminated or (iv) the date an Event of Default shall occur.

2. Manner of Payment. If the Merger is completed pursuant to the Merger Agreement, at the Closing, as defined in the Merger Agreement, Maker shall deliver to SolarMax in full satisfaction of Maker’s obligation to pay the principal of this Note, such number of Albertson ordinary shares (or shares of common stock following the Redomestication, as defined in the Merger Agreement), determined by dividing the principal amount of this Note, and interest if any, by the Redemption Price, as defined in the Merger Agreement, rounding any fractional shares to the next higher integral number of shares. If, for any reason, this Note becomes due and payable other than at or in connection with the Closing, as defined in the Merger Agreement, Maker shall pay this Note and any accrued interest by wire transfer of immediately available funds to such account as SolarMax may from time to time designate by written notice in accordance with the provisions of this Note.

3. Interest. This Note is non-interest bearing; provided, that if this Note is not paid in full on the Maturity Date, this Note shall bear interest at the annual rate equal to five percent (5%) per annum from the Maturity Date due until the day on which all sums due are received by SolarMax.

4. Events of Default. The following shall constitute an event of default (each, an “Event of Default”):

(a) Failure by the Maker to pay the principal amount due of the Maturity Date.

(b) If Alberton or the Maker or any affiliate of Alberton or the Maker shall engage in negotiations with respect to or enter into any agreement, memorandum of understanding, letter of intent with respect to any kind business combination with any person other than SolarMax.

(c) The Maker or Alberton shall make an assignment for the benefit of creditors or commence proceedings for its dissolution, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed for the Maker or Alberton or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment.

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(d) Any money judgment, writ or similar process shall be entered or filed against the Maker or Alberton or any of their property or other assets for more than $150,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by SolarMax, which consent will not be unreasonably withheld.

(e) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Maker or Alberton, or the Maker or Alberton admits in writing its inability to pay its debts generally as they mature.

(f) Alberton shall fail to maintain the listing of its common stock on the Nasdaq Capital Market.

(g) The Maker fails to perform or comply with any one or more of its obligations under this Note.

(h) Any present or future indebtedness of the Maker or Alberton in respect of moneys borrowed or raised becomes (or becomes capable of being declared) due and payable prior to its stated maturity by reason of any event of default, or any such indebtedness is not paid when due or, as the case may be, within any applicable grace period.

(i) A distress, attachment, execution or other legal process is levied or enforced on or against any assets of the Maker or Alberton which is not discharged or stayed within 30 days.

(j) It is or becomes unlawful for the Maker to perform any of its obligations under this Note, or any obligations of the Maker under this Note are not or cease to be legal, valid, binding or enforceable.

5. Effect of Event of Default. Upon the occurrence of an Event of Default, the principal amount of this Note shall automatically become due and payable. SolarMax shall be entitled to exercise any rights available to SolarMax under applicable law. In the event that SolarMax incurs expenses to enforce its rights under this Note, the Maker shall promptly pay all expenses reasonably incurred by SolarMax in evaluating and enforcing its rights, including reasonable legal fees and expenses, regardless of whether any legal action is commenced.

6. Taxes. The Maker will pay all amounts due hereunder free and clear of and without reduction for any taxes, levies, imposts, deductions, withholding or charges imposed or levied by any governmental authority or any political subdivision or taxing authority thereof with respect thereto (“Taxes”). The Maker will pay on behalf of SolarMax all such Taxes so imposed or levied and any additional amounts as may be necessary so that the net payment of principal and any interest on this Note received by SolarMax after payment of all such Taxes shall be not less than the full amount provided hereunder.

7. Unconditional Liability. The Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by SolarMax, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by SolarMax with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to the Maker or affecting the Maker’s liability hereunder. For the purpose of this Note, “business day” shall mean a day (other than a Saturday, Sunday or public holiday) on which banks are open in the State of California for general banking business.

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8. Construction. This Note shall be construed and enforced in accordance with the laws of New York, without regard to conflict of law provisions thereof.

9. Governing Law; Waiver of Jury Trial. This Note shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Note shall be brought only in the federal or state courts located in the County of Riverdale in the State of California. The Maker hereby irrevocably waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The Maker hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Note by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party prevails on substantially all issues in dispute, the prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs. THE MAKER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

10. Partial Invalidity. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of any agreement.

11. Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable provision shall automatically be revised to equal the maximum rate of interest or other amount deemed interest permitted under applicable law. The Maker covenants (to the extent that it may lawfully do so) that it will not seek to claim or take advantage of any usury law that would prohibit or forgive the Maker from paying all or a portion of the principal or interest on this Note.

12. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and SolarMax in the case of an amendment or by SolarMax in the case of a waiver.

13. Assignment. This Note shall be binding upon the Maker and its successors and assigns and is for the benefit of SolarMax and its successors and assigns, except that the Maker may not assign or otherwise transfer its rights or obligations under this Note. SolarMax may at any time without the consent of or notice to the Maker assign to one or more entities all or a portion of its rights under this Note.

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The Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Hong Ye Hong Kong Shareholding Co., Limited

By:	/s/ Guan Wang
Guan Wang, Director

[Signature page to Hong Ye Hong Kong Shareholding Co., Limited
Promissory Note dated December 18, 2020]

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Exhibit B

Disbursement of Loan Proceeds

Borrower hereby irrevocably instructs SolarMax to disburse the Loan proceeds as follows:

Payee*	Amount
Hunter Taubman Fischer & Li LLC	$59,000.00
Friedman LLP	25,000.00
Ogier	4,109.00
Donohoe Advisory Associates LLC	3,745.00
$91,854.00

* Wire Instructions for each Payee is set forth in the corresponding invoices.